EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (as amended, modified or supplemented and in effect from time to time, this "**Agreement**") is made and entered into this 24th day of June 2008 by and between **DAN YANG LI HUA**, hereafter referred as "LI HUA INTERNATIONAL", (the "**COMPANY**" or "**YOU**" or "**DAN YANG LI HUA ELECTRON and DAN YANG LI HUA COPPER**"), and Jianhua Zhu (the "**Executive**").

WHEREAS, the Company desires to employ the Executive to provide services to the Company pursuant to the terms of this Agreement; and

WHEREAS, the Executive desires to provide such services to the Company pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1 SELECTED DEFINITIONS

1.1. Defined Terms. As used herein, the terms below shall have the following meanings:

"**Board**" shall mean the respective Board of Directors of the Company.

"**Business**" shall mean the (i) the existing business of the Company, including Copper Clad Aluminum and Recycling Copper and (ii) such other businesses as the Company is engaged, or with respect to which the Company has a written letter of intent, joint venture agreement, acquisition agreement or other similar written agreement to enter into such other business, at the date of the termination of the Employment Period.

"**Cause**" shall mean:

(a) the Executive's conviction for, or entry of a plea of guilty or *nolo contendere* or no contest with respect to, any felony, or a misdemeanor involving dishonesty or moral turpitude;

(b) the Executive's (i) willful gross misconduct, including, without limitation, dishonesty, embezzlement, fraud, theft or other misappropriation, or (ii) willful bad faith act or failure to act that is materially injurious to the business or reputation of the Company;

(c) the Executive's failure to execute and carry out a reasonable lawful directive of the Board relating to the Business; or

(d) the Executive's material breach of any of his obligations hereunder or the Company's policies and procedures, as in effect from time to time.

"Consent" means any consent, authorization or approval.

"Effective Date" of this Agreement shall mean the Closing Date.

"Employment Period" shall mean the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (unless earlier terminated pursuant to this Agreement); provided, however, that the Executive's employment may be extended upon the mutual written agreement of the Board and the Executive.

"Good Reason" shall mean the occurrence, without the Executive's written consent of any of the following circumstances: (i) a material breach by the Company of any material provision of this Agreement including, but not limited to, failure to pay Salary or benefits when due or the failure to appoint the Executive to the position provided for in Section 2.1 hereof, provided that, such breach is not cured by the Company within fifteen (15) days after receipt of the Executive's written notification to the Company specifying in reasonable detail the facts and circumstances alleged to constitute such breach; or (ii) any material adverse alteration of Executive's position, duties or responsibilities hereunder, including without limitation, the duties set forth in Section 2.1 (except in each case in connection with the termination of Executive's employment for Cause or disability or as a result of the Executive's death or temporarily as a result of the Executive's illness or other absence) or the assignment to Executive of duties or responsibilities materially inconsistent with Executive's position as Chief Financial Officer of the Company provided such alteration or assignment is not cured by the Company within fifteen (15) days after receipt of the Executive's written notification to the Company specifying in reasonable detail the facts and circumstances alleged to constitute such alteration or assignment.

"Governmental Entity" means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign.

[**"Incentive Plan"** shall mean the Company's Stock Option Plan as adopted by the Board.]

"Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

"Order" means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court, administrative agency, other Governmental Entity, arbitrator or arbitration panel.

"**Restricted Period**" means a period equal to 3 years from the Closing Date, or if longer, one (1) years from the Termination Date.

"**Salary**" shall mean compensation at a rate of One hundred and fifty thousand Dollars ($ 150,000) per annum.[1]

"**Termination Date**" shall mean the effective date of the termination of the Executive's employment with the Company.

"**Termination for Cause**" shall mean the discharge of the Executive and termination of this Agreement for any or all of the items set forth in the definition of Cause.

"**Termination for Good Reason**" shall mean the termination of this Agreement by the Executive for Good Reason.

"**Territory**" shall mean Beijing, Peoples Republic. and Don Yang

ARTICLE 2 EMPLOYMENT

2.1. Title; Duties. The Company agrees to employ the Executive, and the Executive agrees to serve, as the Chief Financial Officer of the Company and a member of the Board during the Employment Period. The Executive shall have all the responsibilities and powers normally associated with such office. The Executive shall perform such other duties and services for the Company, if any, commensurate with the Executive's position, duties and responsibilities discharged by the Executive to the Seller, and as may be designated from time to time by the Board.

2.2. Performance of Duties.

2.2.1. The Executive agrees to devote all of his professional time, attention, skills and energies to his duties as Chief Financial Officer and to use his best efforts to perform such duties in an efficient, trustworthy and businesslike manner. During the Employment Period the Executive shall not be employed or engaged in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, provided, however, the Executive may engage in personal investment activities for himself and his family and he may engage in charitable and civic activities and in all such cases so long as such activities do not interfere with the performance of his duties hereunder. The Executive will be based at the Company's offices in the Beijing, China metropolitan area, but his position will require reasonable travel outside of such area (taking into consideration the nature and location of the Business, operations, existing and prospective suppliers and customers).

2.2.2. The Executive represents and warrants that he is not bound by any employment, consulting, non-competition, confidentiality, finders, marketing or other agreement

[1] Employee's current salary to be inserted per respective employment agreement.

or arrangement that would, or might reasonably be expected to, prohibit or restrict him from performing his duties and obligations hereunder.

ARTICLE 3 COMPENSATION AND OTHER FINANCIAL MATTERS

3.1. **Compensation.** The Company shall pay the Salary to the Executive during the Employment Period in arrears in equal installments pursuant to the Company's customary payroll policies in force at the time of payment, less payroll taxes and other deductions required by applicable law and other deductions authorized in writing by the Executive.

3.2. **Bonus**. The Company, in the sole discretion of the Board, or a committee thereof, shall pay to the Executive an annual bonus in accordance with the Company's bonus program, payable at such time, as is consistent with past practice of the Business, subject to the Company's ordinary payroll practice.

3.3. **Benefits**. During the Employment Period, the Executive will be entitled to receive and take such number of paid vacation days per year consistent with Seller's prior practices, which may be taken at such times and for such periods as are reasonable, taking into account the best interests of the Company, after consultation with the Board. The Company shall provide the Executive with such insurance, medical, dental, sick leave, holiday and other benefits as may be given and amended from time to time to other senior management of the Company, which such benefits shall be materially consistent with Seller prior practices.

3.4. **Reimbursement of Expenses**. The Company will reimburse the Executive for all ordinary and necessary business expenses incurred by the Executive during the Employment Period in connection with the Business subject to budgets and guidelines established by the Company from time to time. Reimbursement of such expenses shall be paid in accordance with the Company's customary policies in force at the time of payment, upon submission by the Executive of receipts and vouchers itemizing such expenses in a form reasonably satisfactory to the Company, properly identifying the nature and business purpose of any expenditures.

3.5. **Stock Grant.** The Executive shall receive a grant of shares equal to 3% of the Company post-reverse merger and before any PIPE financing. These shares shall be issued to an escrow account, which will be held by company's US legal counsel, once at closing and shall vest in four installments based upon the Executive continuing employment with the Company with the initial 25% vesting upon the Effective Date, the second 25% vesting upon the first anniversary of the Effective Date, the third 25% vesting upon the second anniversary of the Effective Date and the final installment vesting upon the 3rd anniversary of the effective date.

ARTICLE 4 EMPLOYMENT PERIOD; TERMINATION OF EMPLOYMENT

4.1. **Employment Period.**

4.1.1. Unless earlier terminated pursuant to this Article 4, the Executive shall be employed hereunder during the Employment Period.

4.2. **Termination by the Company for "Cause."** The Company shall have the right, acting by Board resolution, to effect a Termination for Cause by written notice provided to the Executive, provided, however, that if any such "Cause" is under clause (c) or (d) of the definition of Cause, the Company shall not terminate the Executive's employment under this Section 4.2 unless the Company first gives the Executive written notice of its intention to terminate and of the specific grounds therefor and the Executive has not, within fifteen (15) days following receipt of such notice, cured any such events that are capable of being cured and that constitute the "Cause" (such fifteenth (15th) day being the Termination Date if no cure is achieved). Subject to the foregoing proviso, the Termination Date of a Termination for Cause under this Section 4.2 shall be the date specified in a written notice of termination to the Executive.

4.3. **Termination by the Company due to Disability of the Executive.** The Company shall have the right to discharge the Executive and terminate this Agreement by written notice provided to the Executive not less than fifteen (15) days prior to the intended date of discharge and termination (such intended date being the Termination Date), if Executive has failed to materially perform the essential functions required by his employment by reason of any medically determined physical or mental impairment which has lasted for a continuous period of not less than ninety (90) days or for an aggregate of one hundred and twenty (120) business days during any twelve (12) month period, provided that no such discharge or termination shall be effective if prior to the date when such notice is given, the Executive's impairment shall have terminated and he shall be physically and mentally able to engage, and he shall be engaging, in such activities.

4.4. **Death.** The Employment Period shall terminate forthwith upon the death of the Executive. The date of death shall be the Termination Date.

4.5. **Termination by the Executive for "Good Reason."** The Executive shall have the right to effect a Termination for Good Reason by written notice provided to the Company not less than thirty (30) days prior to the intended date of termination. If no cure is achieved during the thirty (30) day cure period, the Termination Date shall be the last date of the thirty (30) day notice period provided in this Section 4.5.

4.6. **Termination by the Executive for any reason other than Good Reason, Death or Disability.** The Executive shall have the right to effect a Termination for any reason other than Good Reason, Death or Disability by written notice provided to the Company not less than ninety days (90) prior to the intended date of termination.

ARTICLE 5 EFFECT OF TERMINATION OF EMPLOYMENT.

5.1. **Termination of Employment by the Company.**

5.1.1. In the event of termination of the Executive's employment by the Company for Cause, the Executive shall be entitled to continue to receive from the Company through the Termination Date the Salary in accordance with Section 3.1 hereof and the benefits in accordance with Section 3.3 hereof.

5.1.2. In the event of termination of the Executive's employment due to the Executive's disability or death, the Executive (or, if applicable, his estate) shall be entitled to continue to receive from the Company, or the Company to pay for, through the six month anniversary of the Termination Date, the Salary in accordance with Section 3.1 hereof and the benefits in accordance with Section 3.3 hereof.

5.1.3. In the event of termination of the Executive's employment by the Company other than for Cause, disability or death or by the Executive for Good Reason, the Executive (or, if applicable, his estate) shall be entitled to continue to receive from the Company, or the Company to pay for, through the first anniversary of the Termination Date, the Salary in accordance with Section 3.1 hereof and the medical and dental benefits in accordance with Section 3.3 hereof. Any Salary and benefits paid after the Termination Date shall be subject to the Executive's continued compliance in all material respects with Article 6 hereof and the execution and delivery of a separation agreement and general release (other than of the Company's obligations under this Agreement, in form reasonably acceptable to the Board.

5.2. Termination of Employment by the Executive. In the event of termination of the Executive's employment by the Executive for any reason other than for Good Reason, the Executive shall be entitled to receive from the Company though the Termination Date, the Salary in accordance with Section 3.1 hereof and benefits in accordance with Section 3.3.

ARTICLE 6 NON-COMPETITION/NON- SOLICITATION; NON-DISCLOSURE AND NON-USE; NON-DISPARAGEMENT; EQUITABLE RELIEF

6.1. Non-Solicitation.

6.1.1. In consideration of the Executive's employment with the Company, his participation in any stock, bonus or other incentive compensation plans of the Company, which the Executive acknowledges is of direct benefit to himself, the Executive hereby covenants that during the Employment Period and the Restricted Period the Executive and his Affiliates shall not directly or indirectly through any other individual, person or entity, (i) employ, solicit or induce any individual who is, or was at any time during the one (1) year period prior to the Termination Date, an employee or consultant of the Company, or (ii) cause such individual to terminate or refrain from renewing or extending his or her employment by or consulting relationship with the Company.

6.1.2. In consideration of the Executive's employment with the Company, his participation in any stock, bonus or other incentive compensation plans of the Company, which the Executive acknowledges is of direct benefit to himself, the Executive hereby covenants that during the Employment Period and the Restricted Period the Executive and his Affiliates shall not directly or indirectly through any other individual, person or entity, solicit, persuade or induce any Customer to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services, performed, manufactured, marketed, rented or sold, by the Company or any other individual, person or entity in regard to the purchase of products or services similar or identical to those performed, manufactured, marketed, rented or sold, by the Company. For

purposes hereof, **"Customer"** means any individual, person or entity which is a customer of the Company or which was a customer of the Company within one (1) year prior to the Termination Date.

6.1.3. In consideration of the Executive's employment with the Company, his participation in any stock, bonus or other incentive compensation plans of the Company, which the Executive acknowledges is of direct benefit to himself, the Executive hereby covenants that during the Employment Period and the Restricted Period the Executive and his Affiliates shall not directly or indirectly through any other individual, person or entity, solicit, persuade or induce any Supplier to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company, directly or indirectly in regard to the sale of products or services similar or identical to those performed, manufactured, marketed or sold or purchased by the Company. For purposes hereof, **"Supplier"** shall mean any individual, person or entity which is a supplier of any product or service to the Company or which was a supplier to the Company within one (1) year prior to the Termination Date.

6.2. **Non-Compete**. In consideration for the Executive's employment with the Company, his participation in any stock, bonus or other incentive compensation plans of the Company, which the Executive acknowledges is of direct benefit to himself, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby covenants that during the Employment Period and the Restricted Period the Executive shall not directly or indirectly, in his, her and its own capacity or through one or more Affiliates, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, engage or assist others to engage in the Business in the Territory; provided, that the Executive may own up to five (5%) percent of the outstanding shares of a company engaged in such Business if such shares are listed on The NASDAQ Stock Market, Inc. or a national securities exchange.

6.3. **Non-Disclosure and Non-Use**. Without the prior written consent of the Company, neither the Executive nor his/her Affiliates shall disclose any confidential information of the Company with respect to the Business, which any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to, without limitation, know-how, trade secrets, customer lists, supplier lists, referral source lists, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data drawings, samples, processes, products, software, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company with respect to the Business and such information shall not be published, disclosed, or made accessible by any of them to any other Person or entity or used by any of them, provided, however, that the Executive may disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by the Executive or any of its Affiliates and representatives, (ii) as becomes available to the Executive on a non-confidential basis from a source other than any other party hereto or such other party's Affiliates or representatives, provided that such source is not known or reasonably believed by the Executive to be bound by a confidentiality agreement or other obligations of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Entity having or claiming to have jurisdiction over it, or as

may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any governmental approval or Consent required in order to consummate the transactions contemplated by this Agreement or (v) as may be necessary to establish the Executive's rights under this Agreement; provided, furth er, that in the case of clauses (i), (iii), and (iv), the Executive shall promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information.

6.4. **Non-Disparagement**. The Executive agrees not to (i) in any way publicly disparage the Company, equity holders, officers, directors, employees or agents or the Company, (ii) cause embarrassment or public humiliation to such entities or persons, or (iii) make any public statement that is adverse, inimical or otherwise detrimental to the interests of any such entities or persons or the Business.

6.5. **Developments**. In consideration for the Executive's employment with the Company, his participation in any stock, bonus or other incentive compensation plans of the Company, which the Executive acknowledges is of direct benefit to himself, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby covenants that:

6.5.1. All work, designs, materials (tangible and intangible) and products produced, developed, created or completed by the Executive on behalf of the Company during the Employment Period shall be deemed "work made for hire," as such term is defined under the copyright laws of the United States, and are expressly intended to be wholly owned, and all copyright rights therein to be held, by the Company. To the extent that any such copyrightable works may not, by operation of law, be works for hire, the Executive agrees to and hereby does assign to the Company ownership of all copyright rights in those works. Each Person within the Company shall have the right to obtain and hold in his/her own name copyrights, registrations and similar protection which may be available for those works. The Executive agrees to give the Company all assistance it may reasonably require to secure or protect those rights.

6.5.2. All discoveries, developments, ideas, improvements, modifications, innovations, inventions, processes, programs, operating instructions, manuals, documentation, discs, tapes, written materials, systems, techniques, hardware, software, test procedures or other things, whether or not patentable (referred to herein as "**Inventions**"), that are made, conceived or reduced to practice by the Executive, while employed by the Company, solely or with others, whether or not during working hours or on the Company's premises, and that (i) relate to the Business or actual or demonstrably anticipated research or development or a reasonable or contemplated expansion thereof, or (ii) result from any work performed by the Executive for the Company, or (iii) are developed on the Company's time or using the Company's equipment, supplies, facilities or trade secret information, or (iv) are based upon or are related to trade secrets and other confidential information of the Company shall be the property of, and shall promptly be disclosed by the Executive to, the Company.

6.5.3. At any time during or after the Employment Period, the Executive shall, without further compensation but at the Company's sole expense, sign all papers and cooperate in all other acts reasonably required to secure or protect the Company's rights in all

such property identified in subsections 6.5.1 and 6.5.2 above, including without limitation executing written assignments therefor and applying for, obtaining and enforcing copyrights or patents thereon in any and all countries. In the event that the Executive is unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain any copyright or patent with respect to any work performed by the Executive under this Agreement (including applications or renewals, extensions, divisions or continuations), the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in the Executive's behalf, and in Executive's place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such new developments with the same legal force and effect as if executed by the Executive.

6.6. Equitable Relief. The Executive acknowledges that a breach of the covenants contained in this Article 6, may cause irreparable damage to the Business and the Company, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that, in addition to any other remedy which may be available at law or in equity, any Person within the Company shall be entitled to specific performance and injunctive relief with or without posting a bond (as determined by a court of competent jurisdiction) to prevent any actual, intended or likely breach. The parties acknowledge that the time, scope and other provisions of this Article 6 have been specifically negotiated by sophisticated commercial parties, each with separate qualified counsel, and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by the Purchase Agreement and fair and necessary to protect the interests of the Company and to prevent the Executive from unfairly taking advantage of contacts established during employment by the Company. Accordingly, except to the extent provided in the last sentence of this Section 6.4, the Executive agrees not to contest the validity or enforceability of any provision of Article 6 of this Agreement. In the event that any provision in this Article 6 or any other provision contained in this Agreement shall be determined by any Arbitrator or any court of competent jurisdiction to be unenforceable such provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by any Arbitrator or such court in such action so as to be enforceable to the extent consistent with then applicable law.

ARTICLE 7 MISCELLANEOUS PROVISIONS.

7.1. Assignment and Successors. The rights and obligations of the Company under this Agreement may be assigned and shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided, that the Company may not assign this Agreement except to its Affiliates, pursuant to a reorganization of the Company and any attempt to do so shall be void. The Executive's rights or obligations hereunder may not be assigned to or assumed by any other person, provided that the rights of the Executive hereunder shall inure to the benefit of the heirs and personal representatives of the Executive. No other persons shall have any right, benefit or obligation hereunder.

7.2. **Notices**. Any notice, request, instruction or other document or communication to be given hereunder shall be in writing and shall be deemed to have been duly given (i) if mailed, at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postage-paid envelope, (ii) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate facsimile receipt, or (iii) if sent by other means (including e-mail), when actually received by the party to which such notice has been directed, in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice; provided, however, that in the event of delivery under clauses (ii) or (iii) (otherwise than by receipted hand delivery), such notice shall be promptly followed by notice pursuant to clause (i):

If to the Company:

Danyang Lihua International
PO Box 5, Houxiang
Danyang, Jiangsu Province

With a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
Fax: (212) 504-3013

If to the Executive:

Yang Yu
1403 76# Hongmei Xiao Qu
Dalian Kai Fa Qu, China

7.3. **Severability**. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is illegal, invalid, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the agreements contemplated hereby are fulfilled to the extent possible.

7.4. **Amendment, Waiver etc.** This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the subject matter hereof and incorporates

and supersedes all prior agreements between the parties concerning the employment of the Executive of the Company and may be modified or amended only by a mutual written agreement of the Board, acting by resolution, and the Executive. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.

7.5. **Counterparts**. This Agreement may be executed and delivered (including by facsimile or .pdf transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

7.6. **Non-Waiver of Rights and Breaches**. No failure or delay of any party hereto in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party, whether similar or dissimilar in nature.

7.7. **Governing Law**. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.8. **Dispute Resolution: Consent to Jurisdiction.**

7.8.1. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration, before three (3) Arbitrators, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

7.8.2. Location. Any arbitration shall be held in the City of New York, New York.

7.8.3. Costs. The Company, on the one hand, and the Executive, on the other hand, shall equally bear any arbitration fees and administrative costs associated with the arbitration. The prevailing party, as determined by the Arbitrators, shall be awarded its costs and reasonable attorneys' fees incurred in connection with the arbitration.

7.8.4. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof, for recognition or enforcement of any award determined pursuant to this Section 7.8.

7.9. **Expenses**. Each party shall bear his or its own fees and expenses in connection with the preparation, negotiation and execution of this Agreement.

7.10. **Survival**. Unless otherwise provided herein, the provisions of Articles 6 and 7 hereof shall survive the termination of the Employment Period or termination of this Agreement and shall cease to survive upon the end of the period provided for in Article 6.

7.11. **Interpretation**. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

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IN WITNESS WHEREOF, the parties, intending to be legally bound, executed this Agreement as of the date first above written.

Dan Yang Lihua (Lihua International, Inc.)

By:________________________
Name: Zhu Jianhua
Title: Chairman and CEO

EXECUTIVE

____
Name: Yang Yu